                                                                      EXHIBIT 11




             Statement Regarding Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                              Year Ended                             13 Weeks End
                             ---------------------------------------------     -----------------------
                              May 28, 1994    June 3, 1995    June 1, 1996     Sept. 2,       Aug. 31,
                                                                                 1995           1996
  Net income (loss)          $   224          ($ 8,685)       $10,925        ($ 1,635)       $ 1,097
                             =======          =========       =======        =========       =======

  Weighted average common     11,760            11,700         11,584          11,647         10,309
  shares outstanding*

  Weighted average Class         ---              ---             ---            ---           1,200
  A common shares
  outstanding*

  Options vested**               ---               ---             ---            ---             ---
                             -------          --------        --------       --------        --------
                              11,760            11,700          11,584         11,647          11,509
                             =======          ========        ========       ========        ========

  Net income (loss) per
  common stock                  $.02             ($.74)           $.94          ($.14)           $.10


*    Reflects 1,200 for one stock split.
** Effects of vested options outstanding are less than 3% of earnings per share.